UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2022

Omega Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40657	81-3247585
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Acorn Park Drive
Cambridge, Massachusetts		02140
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 617 949-4360

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	OMGA	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 12, 2022 (the “Effective Date”), Omega Therapeutics, Inc. (the “Company”) entered into a Collaboration and License Agreement (the “Agreement”) with Nitto Denko Corporation (“Nitto”), pursuant to which, among other things, Nitto granted the Company an exclusive, worldwide, royalty-bearing, fully transferable and fully sublicensable license under all intellectual property (the “Licensed IP”) owned or controlled by Nitto relating to its lipid nanoparticle (“LNP”) delivery technology that is necessary or useful to research, develop, commercialize, make, have made, use, sell, have sold, offer for sale, or import any product (a “Licensed Product”) directed to the c-Myc oncogene in lung that (a) consists of (i) one LNP composition approved by a joint steering committee established by Nitto and the Company (the “JSC”) and (ii) one or more epigenomic controllers controlled by the Company and (b) (i) but for the licenses granted to the Company by Nitto, would infringe at least one valid claim in the Licensed IP or (ii) incorporates or otherwise makes use of the data, results or know-how included in the Licensed IP.

Under the terms of the Agreement, the Company has agreed to pay Nitto an upfront cash payment of $1.0 million within thirty days of the Effective Date, which payment will be reduced by certain amounts paid by the Company to Nitto prior to the Effective Date. The Company is required to make up to $84.0 million in future payments to Nitto based upon the achievement of specified development, regulatory and sales milestones. The Company is also obligated to pay to Nitto tiered, single-digit percentage royalties on a country-by-country basis based on net sales of the Licensed Product, subject to reduction in specified circumstances.

Unless earlier terminated, the Agreement will expire on a country-by-country basis when there are no further royalty payments owed by the Company to Nitto in such country with respect to the Licensed Product. Upon expiration of the applicable royalty term with respect to the Licensed Product in a country, the license will become fully paid-up, royalty-free, perpetual and irrevocable with respect to the Licensed Product in such country.

Under the terms of the Agreement, the Company and Nitto have agreed to jointly research and develop the Licensed Product for all human therapeutic, palliative and/or prophylactic applications pursuant to a joint development plan (the “Plan”). The Company will bear all reasonable costs incurred by Nitto in the Plan. The JSC will have decision-making authority with respect to the Licensed Product until the first submission of an application submitted to a regulatory authority to initiate human clinical trials with respect to the Licensed Product, after which the Company shall have sole responsibility for and sole decision-making authority over the development and commercialization of the Licensed Product.

The Agreement contains customary representations and warranties by the parties and will continue in effect unless terminated by either party pursuant to its terms. The Agreement may be terminated by either party upon the other party’s uncured material breach of the Agreement, by either party in the event of the other party’s bankruptcy, insolvency or certain similar occurrences, by the Company at any time after June 13, 2023 for any or no reason, and by the Company on a country-by country basis or in its entirety until June 13, 2023 for certain specified good faith reasons. Upon termination of the Agreement, all rights and licenses granted by Nitto to the Company under the Agreement will terminate, but the Company will retain the right to distribute, sell or otherwise dispose of its existing inventory of the Licensed Products, in each case that is intended for distribution, sale or disposition for a period of not more than three months following the date of the effective termination, and such distribution, sale or other disposition will not constitute infringement of the intellectual property or proprietary rights of Nitto or its affiliates. Such right to distribute, sell or otherwise dispose of its existing inventory of the Licensed Product will be subject to the Company’s continuing obligation to pay royalties to Nitto under the Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Omega Therapeutics, Inc.

Date:	October 12, 2022	By:	/s/ Mahesh Karande
Mahesh Karande President and Chief Executive Officer